Exhibit 10.224

RESTRICTED STOCK UNITS GRANT AGREEMENT

THIS RESTRICTED STOCK UNITS GRANT AGREEMENT (this “Agreement”) is made effective as of the ___day of ___, ____, between Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“Company”), and ______________ (the “Employee”).

RECITALS:

The Company’s Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan, as amended and restated effective December 9, 2008 and as amended March 31, 2009 (the “Plan”) provides for the grant of Restricted Stock Units of the Company to certain eligible employees of the Company or its Subsidiaries and others pursuant to the terms of the Plan and this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Defined Terms. Defined terms used in this Agreement shall have the same meaning as those terms defined and used in the Plan, unless otherwise indicated in this Agreement.
2.	Grant of Restricted Stock Units. The Company hereby grants ______ Restricted Stock Units to the Employee as of _________, subject to the restrictions set forth herein.
3.	Payment and Vesting.

Provided the Employee remains in the continuous service of the Company through the Vesting Dates listed herein, ___ of the Restricted Stock Units covered by this Agreement will become vested, non-forefeitable and payable on ______, ____ will become vested, non-forefeitable and payable on _____, and the remaining ___ will become vested, non-forfeitable and payable on ______ (individually, each a “Vesting Date”, and collectively the “Vesting Dates”). Payment of the Restricted Stock Units shall be made in the form of [Common Shares/Cash].

4.	Separation of Service
(a)

Separation other than Retirement. Upon a separation of service of the Employee from the employ of the Company or its Subsidiaries, other than Retirement, any vested but unpaid Restricted Stock Units shall be paid on the date of the separation of service and the remaining unvested Restricted Stock Units shall be immediately forfeited.

(b)

Retirement. Upon Retirement of the Employee, any vested but unpaid Restricted Stock Units shall be paid on the date of Retirement and any unvested Restricted Stock Units shall continue to vest as described in Section 3 as though the Employee had continued to be employed with the Company through each Vesting Date. As used herein, the Employee shall be eligible for “Retirement” at the date upon which the Employee (i) has reached the age of sixty-one (61) years or older and has performed five (5) or more years of service for the Company or its Subsidiaries, or (ii) has performed twenty (20) or more years of service for the Company or its Subsidiaries.

5.

Change in Control. Notwithstanding anything to the contrary in this Agreement or in Section 13 of the Plan, in the event of a Change in Control of the Company prior to the expiration of all Vesting Dates, all non-vested Restricted Stock Units held by Employee shall, as of such Change in Control, become fully and immediately vested and Common Shares shall be issued on the Change in Control date to Employee.

6.	Assignability. The Restricted Stock Units, including any interest therein, shall not be transferable or assignable, except as permitted in accordance with Section 11 of the Plan.
7.

Securities Laws Requirements. This grant has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and no transfer or assignment of this grant may be made in the absence of an effective registration statement under such laws or the availability of an exemption from the registration provisions thereof in respect of such transfer or assignment.

8.

Detrimental Activity. Notwithstanding anything in this Agreement or the Plan to the contrary, if the Employee, either during employment by the Company or a Subsidiary or within six (6) months after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Employee shall:

(a)

return to the Company, in exchange for payment by the Company of any amount actually paid therefore by the Employee, all Common Shares that the Employee has not disposed of that were issued pursuant to this Agreement and cash awarded within a period of one (1) year prior to the date of the commencement of such Detrimental Activity through the date the Board discovers the occurrence of such Detrimental Activity, and

(b)	with respect to any Common Shares so acquired that the Employee has disposed of, pay to the Company in cash the difference between:
(i)	any amount actually paid therefore by the Employee pursuant to this Agreement, and
(ii)	the Market Value Per Share of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Employee, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason. The Company shall not enforce remedies upon occurrence of a Detrimental Activity against Employee in excess of or beyond restrictions or limitations under applicable law.

9.

Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by the Employee or other person under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Employee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit.

10.

No Right to Employment. The Plan and this Agreement will not confer upon the Employee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Employee at any time. For purposes of this Agreement, the continuous employ of the Employee with the Company or a Subsidiary shall not be deemed interrupted, and the Employee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of (a) the transfer of his or her employment among the Company and its Subsidiaries or (b) an approved leave of absence.

11.

Relation to Other Benefits. Any economic or other benefit to the Employee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

12.	Integrated Agreement. This Agreement shall consist of its terms and those terms of the Plan which are relevant to this Agreement and both shall be read together.
13.

Weekends, Holidays. If the last or appointed day for the taking of any action required or the expiration of any right granted herein shall be a Sunday, or a Saturday or shall be a legal holiday or a day on which banking institutions in Tulsa, Oklahoma, are authorized or required by law to remain closed, then such action may be taken or right may be exercised on the next succeeding day which is not a Sunday, a Saturday or a legal holiday and not a day on which banking institutions in Tulsa, Oklahoma, are authorized or required by law to remain closed.

14.

Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Employee under this Agreement without the Employee’s consent.

15.

Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

16.	Compliance with Section 409A of the Code. It is intended that the Restricted Stock Units granted hereunder comply with Section 409A of the Internal Revenue Code of 1986, as amended.

17.

Compliance with Law. Notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any Common Shares in payment of any vested Restricted Stock Units pursuant to this Agreement if the issuance thereof would result in a violation of any laws. The Company will make reasonable efforts to comply with all applicable federal and state securities laws.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year above written.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
Attest:
By: _________________________________
______________________________

_________________________________ _________________, Employee